Exhibit 4.1

WAIVER AGREEMENT

This Waiver Agreement (this “Agreement”) is entered into as of the 23rd day of November, 2019, by and between BOQI International Medical Inc., a Delaware corporation with offices located at Room 3601, Building A, Harbour View Place, No. 2 Wuwu Road, Zhongshan District, Dalian, Liaoning Province, P. R. China, 116000 (the “Company”) and the investor signatory hereto (the “Holder”), with reference to the following facts:

A. Reference is made to (i) that certain Securities Purchase Agreement, dated May 18, 2020 (the “Securities Purchase Agreement”), by and among the Company, the Holder and the other investor party thereto (the “Other Holders”), pursuant to which, among other things, the Holder acquired certain senior secured convertible notes (the “Notes”) and warrants (the “Warrants”), and (ii) that certain Registration Rights Agreement, dated June 2, 2020 (the “Registration Rights Agreement”), by and among the Company, the Holder and the Other Holders. Capitalized terms used but not defined herein shall have the meaning set forth in the Securities Purchase Agreement.

B. The Company currently desires to obtain the waiver, effective as of the date hereof, of the Company’s obligations under Section 2(a) of the Registration Rights Agreement to file a Registration Statement registering the resale of the Initial Conversion Shares (the “Waiver”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Company and the Holder agree as follows:

1. Waiver. The Holder hereby agrees to the Waiver in its capacity as a holder of one or more Notes and Warrants and, upon the Company’s receipt of waivers from the Required Holders (as defined in the Registration Rights Agreement) (the “Waiver Date”), the Waiver shall be effective as of the date hereof. The Company and the Holder hereby acknowledge and agree that the Waiver shall have no effect on the Company’s remaining obligations under Section 2(a) of the Registration Rights Agreement to file a Registration Statement registering the Additional Conversion Shares and the Warrant Shares on or prior to thirty (30) calendar days after the earlier to occur of (i) the Additional Closing Date and (y) the Additional Closing Expiration Date.

2. Holding Period. The Company acknowledges and agrees that, effective as of the December 2, 2020 (assuming the Holder is not an affiliate of the Company and no Current Public Information Failure (as defined in the Registration Rights Agreement) then exists) (i) upon issuance in accordance with the terms of the Initial Notes, the Initial Conversion Shares will be eligible to be resold by the Holder pursuant to Rule 144, (ii) upon issuance in accordance with the terms of the Warrants (assuming a cashless exercise thereof), the Warrant Shares will be eligible to be resold by the Holder pursuant to Rule 144, (iii) the Company is not aware of any event reasonably likely to occur that would reasonably be expected to result in the Initial Conversion Shares or, assuming a cashless exercise of the Warrants, the Warrant Shares, as applicable, becoming ineligible to be resold by the Holder pursuant to Rule 144 and (iv) in connection with any resale of Initial Conversion Shares or, assuming a cashless exercise of the Warrants, the Warrant Shares, as applicable, pursuant to Rule 144, the Holder shall solely be required to provide reasonable assurances that such Initial Conversion Shares or, assuming a cashless exercise of the Warrants, such Warrant Shares, as applicable, are eligible for resale, assignment or transfer under Rule 144, which shall not include an opinion of Holder’s counsel. The Company shall be responsible for any transfer agent fees or DTC fees or legal fees of the Company’s counsel with respect to the removal of legends, if any, or issuance of Initial Conversion Shares and/or Warrant Shares, as applicable.

3. Limitation of Waiver. The Waiver set forth in this Agreement constitutes a one- time waiver and is limited to the matters expressly waived herein and should not be construed as an indication that the Holder would be willing to agree to any future modifications to, consent of, or waiver of any of the terms of any other agreement, instrument or security or any modifications to, consents of, or waiver of any default that may exist or occur thereunder.

4. Ratifications. Except as otherwise expressly provided herein, each of the Transaction Document is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

5. Disclosure of Transaction. The Company shall, on or before 8:30 a.m., New York City Time, on or prior to the first business day after the date of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching the form of this Agreement as an exhibit to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated hereby or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Holder or any of their affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holder, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise. Notwithstanding anything contained in this Agreement to the contrary and without implication that the contrary would otherwise be true, the Company expressly acknowledges and agrees that the Holder shall not have (unless expressly agreed to the Holder after the date hereof in a written definitive and binding agreement executed by the Company and the Holder (it being understood and agreed that no Other Holder may bind the Holder with respect thereto)), any duty of confidentiality with respect to, or a duty not to trade on the basis of, any material, non-public information regarding the Company or any of its Subsidiaries.

6. Fees. The Company shall promptly reimburse Kelley Drye & Warren, LLP (counsel to the Holder), on demand, for all reasonable, documented costs and expenses incurred by it in connection with preparing and delivering this Agreement (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby) in an aggregate amount not to exceed $2,500.

7. Independent Nature of Holder's Obligations and Rights. The obligations of the Holder under this Agreement are several and not joint with the obligations of any Other Holder, and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any other agreement (each, an “Other Agreement”). Nothing contained herein or in any Other Agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement and the Company acknowledges that, to the best of its knowledge, the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

8. Most Favored Nations. The Company hereby represents and warrants as of the date hereof and covenants and agrees that none of the terms offered to any Other Holder with respect to the Waiver (each an “Settlement Document”), is or will be more favorable to such Person (other than any reimbursement of legal fees) than those of the Holder and this Agreement. If, and whenever on or after the date hereof, the Company enters into a Settlement Document, then (i) the Company shall provide notice thereof to the Holder immediately following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Settlement Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this Section 8 shall apply similarly and equally to each Settlement Document.

9. Miscellaneous Provisions. Section 9 of the Securities Purchase Agreement is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

COMPANY:

BOQI INTERNATIONAL MEDICAL INC.

By:
Name:
Title:

IN WITNESS WHEREOF, Holder and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

HOLDER:

By:
Name:
Title: